Exhibit 99.1

Northwest Pipe Company Announces Fourth Quarter and Full Year 2023 Financial Results

•	Fourth quarter 2023 net sales of $110.2 million increased 3.1% year-over-year
•	Annual net sales of $444.4 million decreased 2.9% year-over-year
•	Annual gross profit of $77.6 million decreased 9.6% year-over-year from 2022 record
•	Annual net income of $2.09 per diluted share
•	Strong annual cash generation with net cash provided by operating activities of $53.5 million
•	Backlog[1] of $273 million; backlog including confirmed orders[2] of $319 million for the Engineered Steel Pressure Pipe segment (“SPP”)
•	Order book[3] of $46 million for the Precast Infrastructure and Engineered Systems segment (“Precast”)
•	Repurchased $4.4 million of common stock through February 29, 2024
•	Record safety performance; annual total recordable incident rate of 1.51

VANCOUVER, Washington—March 4, 2024—Northwest Pipe Company (NASDAQ: NWPX) (the “Company”), a leading manufacturer of water-related infrastructure products, today announced its financial results for the fourth quarter and full year ended December 31, 2023. The Company will broadcast its fourth quarter and full year 2023 earnings conference call on Tuesday, March 5, 2024 at 7:00 a.m. PT.

Management Commentary

“Despite the challenging circumstances of 2023, we generated annual net sales of $444.4 million, down only moderately from 2022, demonstrating what we believe is a new level of through cycle resilience created by the growth strategy deployed over the last several years. In 2023 we faced significant challenges in both our Steel Pressure Pipe and Precast businesses. The SPP business had one of the smallest bidding volume periods we have seen in many years and the Precast business continued to be suppressed by the interest rate environment throughout 2023,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company. “In addition, we achieved record safety performance in 2023 and collectively our facilities are well below the national average for total recordable incident rate.”

Mr. Montross continued, “Our SPP revenue of $296.4 million was strong and our backlog including confirmed orders remained elevated at $319 million despite significantly reduced bidding activity and steel price volatility throughout 2023. While we anticipate a significantly stronger bidding year in 2024, due to typical seasonality and severe weather conditions that have led to unscheduled downtime time at several facilities, first quarter SPP net sales are expected to decline compared to the fourth quarter of 2023, but expected to remain well above first quarter 2023 levels. We also expect year-over-year SPP margins in the first quarter to improve moderately compared to 2023. Precast net sales declined slightly by 1.4% year-over-year to $148.0 million in 2023 as higher interest rates continued to impact demand for both the residential and commercial construction markets. Precast margins were compressed due to reduced overhead absorption on lower demand. Further, the aforementioned early 2024 weather events have also caused unscheduled downtime in our Precast facilities, further suppressing the already seasonally slow first quarter. We expect Precast net sales in the first quarter to be similar to the same quarter last year with near-term margins remaining compressed.”

Mr. Montross concluded, “We were pleased to have improved our liquidity position in the fourth quarter by continuing to pay down debt and generating strong cash flow from operations given our effective management of working capital despite reduced levels of profitability. Our growth strategy remains focused on growing our Precast business to reduce the cyclicality of our SPP operations and improving our overall margins and cash flow generation.”

Fourth Quarter 2023 Financial Results

Consolidated

•	Net sales increased 3.1% to $110.2 million from $106.8 million in the fourth quarter of 2022.
•	Gross profit decreased 11.8% to $19.3 million, or 17.5% of net sales, from $21.9 million, or 20.5% of net sales, in the fourth quarter of 2022.
•	Net income was $5.4 million, or $0.54 per diluted share, compared to $8.0 million, or $0.79 per diluted share, in the fourth quarter of 2022.

Engineered Steel Pressure Pipe Segment (SPP)

•

SPP net sales increased 4.1% to $75.1 million from $72.1 million in the fourth quarter of 2022 driven by a 2% increase in tons produced resulting primarily from changes in project timing and a 2% increase in selling price per ton primarily due to product mix.

•	SPP gross profit decreased 6.8% to $11.2 million, or 14.9% of SPP net sales, from $12.0 million, or 16.6% of SPP net sales, in the fourth quarter of 2022 primarily due to changes in product mix.
•

SPP backlog was $273 million as of December 31, 2023 compared to $253 million as of September 30, 2023 and $274 million as of December 31, 2022. Backlog including confirmed orders was $319 million as of December 31, 2023 compared to $335 million as of September 30, 2023 and $372 million as of December 31, 2022.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales increased 1.1% to $35.1 million from $34.7 million in the fourth quarter of 2022 driven by a 25% increase in volume shipped due to product mix, partially offset by a 19% decrease in selling prices due to both product mix and decreased demand.

•

Precast gross profit decreased 17.8% to $8.1 million, or 23.2% of Precast net sales, from $9.9 million, or 28.5% of Precast net sales, in the fourth quarter of 2022 primarily due to decreased demand and related decreased cost absorption.

•	Precast order book was $46 million as of December 31, 2023 compared to $52 million as of September 30, 2023 and $64 million as of December 31, 2022.

Full Year 2023 Financial Results

Consolidated

•	Net sales decreased 2.9% to $444.4 million in 2023 from $457.7 million in 2022.
•	Gross profit decreased 9.6% to $77.6 million, or 17.5% of net sales, in 2023 from $85.9 million, or 18.8% of net sales, in 2022.
•	Net income was $21.1 million, or $2.09 per diluted share, in 2023 compared to $31.1 million, or $3.11 per diluted share, in 2022.

Engineered Steel Pressure Pipe Segment (SPP)

•

SPP net sales decreased 3.6% to $296.4 million in 2023 from $307.6 million in 2022 driven by a 6% decrease in tons produced resulting primarily from changes in project timing, partially offset by a 2% increase in selling price per ton primarily due to product mix.

•	SPP gross profit decreased 4.6% to $42.4 million, or 14.3% of SPP net sales, in 2023 from $44.5 million, or 14.5% of SPP net sales, in 2022 primarily due to changes in production volume.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales decreased 1.4% to $148.0 million in 2023 from $150.1 million in 2022 driven by a 3% decrease in selling prices due to decreased demand, partially offset by a 2% increase in volume shipped primarily due to product mix.

•	Precast gross profit decreased 14.9% to $35.2 million, or 23.8% of Precast net sales, in 2023 from $41.4 million, or 27.6% of Precast net sales, in 2022 primarily due to decreased demand.

Balance Sheet and Cash Flow Details

•	As of December 31, 2023, the Company had $54.5 million of outstanding revolving loan borrowings and additional borrowing capacity of approximately $69 million under the revolving credit facility.
•	Net cash provided by (used in) operating activities was $9.0 million in the fourth quarter of 2023 compared to ($8.0) million in the fourth quarter of 2022 primarily due to a $21.7 million increase in cash provided by changes in working capital partially offset by a $4.7 million decrease in cash provided by net income adjusted for non-cash items. Net cash provided by operating activities was $53.5 million in 2023 compared to $17.5 million in 2022 primarily due to a $46.6 million increase in cash provided by changes in working capital partially offset by a $10.7 million decrease in cash provided by net income adjusted for non-cash items.
•	Capital expenditures were $5.0 million in the fourth quarter of 2023 compared to $11.0 million in the fourth quarter of 2022, which included a $6.9 million investment in the fourth quarter of 2022 for the reinforced concrete pipe mill. Capital expenditures were $18.3 million in 2023 compared to $22.8 million in 2022.
•

The Company repurchased approximately 29,000 shares of its common stock at an average price of $29.20, for a total of $0.8 million during the fourth quarter of 2023. Since the authorization of the share repurchase program in November 2023, the Company repurchased approximately 149,000 shares of its common stock at an average price of $29.32, for a total of $4.4 million as of February 29, 2024.

1 Northwest Pipe Company defines “backlog” as the balance of remaining performance obligations under signed contracts for Engineered Steel Pressure Pipe products for which revenue is recognized over time.

2 Northwest Pipe Company defines “confirmed orders” as Engineered Steel Pressure Pipe projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 Northwest Pipe Company defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s fourth quarter and full year 2023 financial results will be held on Tuesday, March 5, 2024, at 7:00 a.m. Pacific Time. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Tuesday, March 19, 2024, by dialing 1-844-512-2921 in the U.S. or 1-412-317-6671 internationally and entering the replay access code: 13743773.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer of water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures stormwater and wastewater technology products; high-quality precast and reinforced concrete products; pump lift stations; steel casing pipe, bar-wrapped concrete cylinder pipe, and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, Permalok®, and Northwest Pipe Company lines. The Company’s diverse team is committed to quality and innovation while demonstrating the Company’s core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order modifications or cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, economic uncertainty and associated trends in macroeconomic conditions, including potential recession, inflation, and the state of the housing market, interest rate risk and changes in market interest rates, including the impact on the Company’s customers and related demand for its products, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate Park Environmental Equipment, LLC and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, effects of security breaches, computer viruses, and cybersecurity incidents, timing and amount of share repurchases, impacts of U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, supply chain challenges, labor shortages, ongoing military conflicts in areas such as Ukraine and Israel, and related consequences, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, material weaknesses in the Company’s internal control over financial reporting and its ability to remediate such weaknesses, impacts of pandemics, epidemics, or other public health emergencies, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2022 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders. This non-GAAP financial measure is provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

investors@nwpipe.com

Or

Addo Investor Relations

nwpx@addo.com

###

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net sales:
Engineered Steel Pressure Pipe	$75,087	$72,126	$296,381	$307,572
Precast Infrastructure and Engineered Systems	35,077	34,702	147,974	150,093
Total net sales	110,164	106,828	444,355	457,665

Cost of sales:
Engineered Steel Pressure Pipe	63,924	60,143	253,954	263,099
Precast Infrastructure and Engineered Systems	26,950	24,814	112,759	108,711
Total cost of sales	90,874	84,957	366,713	371,810

Gross profit:
Engineered Steel Pressure Pipe	11,163	11,983	42,427	44,473
Precast Infrastructure and Engineered Systems	8,127	9,888	35,215	41,382
Total gross profit	19,290	21,871	77,642	85,855

Selling, general, and administrative expense	10,665	10,885	43,784	41,034
Operating income	8,625	10,986	33,858	44,821
Other income	500	41	276	97
Interest expense	(1,133)	(1,175)	(4,855)	(3,568)
Income before income taxes	7,992	9,852	29,279	41,350
Income tax expense	2,548	1,891	8,207	10,201
Net income	$5,444	$7,961	$21,072	$31,149

Net income per share:
Basic	$0.54	$0.80	$2.11	$3.14
Diluted	$0.54	$0.79	$2.09	$3.11

Shares used in per share calculations:
Basic	10,010	9,927	9,991	9,914
Diluted	10,105	10,061	10,081	10,012

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$4,068	$3,681
Trade and other receivables, net	47,645	71,563
Contract assets	120,516	121,778
Inventories	91,229	71,029
Prepaid expenses and other	9,026	10,689
Total current assets	272,484	278,740
Property and equipment, net	143,955	133,166
Operating lease right-of-use assets	88,155	93,124
Goodwill	55,504	55,504
Intangible assets, net	31,074	35,264
Other assets	6,709	5,542
Total assets	$597,881	$601,340

Liabilities and Stockholders’ Equity
Current liabilities:
Current debt	$10,756	$10,756
Accounts payable	31,142	26,968
Accrued liabilities	27,913	30,957
Contract liabilities	21,450	17,456
Current portion of operating lease liabilities	4,933	4,702
Total current liabilities	96,194	90,839
Borrowings on line of credit	54,485	83,696
Operating lease liabilities	85,283	89,472
Deferred income taxes	10,942	11,402
Other long-term liabilities	10,617	7,657
Total liabilities	257,521	283,066

Stockholders’ equity	340,360	318,274
Total liabilities and stockholders’ equity	$597,881	$601,340

NORTHWEST PIPE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$21,072	$31,149
Depreciation and finance lease amortization	11,616	12,664
Amortization of intangible assets	4,190	4,439
Deferred income taxes	(172)	514
Gain on insurance proceeds	(466)	-
Share-based compensation expense	3,672	3,702
Other, net	1,547	(286)
Changes in working capital	11,996	(34,642)
Net cash provided by operating activities	53,455	17,540

Cash flows from investing activities:
Purchases of property and equipment	(18,291)	(22,829)
Purchases of intangible assets	-	(327)
Payment of working capital adjustment in acquisition of business	(2,731)	-
Proceeds from insurance	431	-
Other investing activities	219	106
Net cash used in investing activities	(20,372)	(23,050)

Cash flows from financing activities:
Borrowings on line of credit	155,398	177,634
Repayments on line of credit	(184,609)	(180,699)
Borrowings on other debt	-	10,756
Payments on finance lease obligations	(826)	(597)
Tax withholdings related to net share settlements of equity awards	(1,652)	(853)
Repurchase of common stock	(707)	-
Other financing activities	(300)	(47)
Net cash provided by (used in) financing activities	(32,696)	6,194

Change in cash and cash equivalents	387	684
Cash and cash equivalents, beginning of period	3,681	2,997
Cash and cash equivalents, end of period	$4,068	$3,681